SECURITIES AND EXCHANGE COMMISSION

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AMENDMENT NO. 4 TO FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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ASPIRE JAPAN, INC.
(Exact Name of Small Business Issuer in its Charter)

333-140486
(Commission File Number)

DELAWARE	5961	20-8326081
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

4695 Macarthur Court
11th Floor
Newport Beach, CA 92660
(949) 798-6138
(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
GREGG E. JACLIN, ESQ.
ANSLOW & JACLIN, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
TELEPHONE NO.: (732) 409-1212
FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_| If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

 CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value	1,010,000	$1.00	$1,010,000	$31.07

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded and any national exchange and in accordance with Rule 457, the offering price was determined by the price shareholders were sold to our shareholders in a private placement memorandum. The price of $1.00 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED AUGUST 2007

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

ASPIRE JAPAN, INC.

1,010,000 SHARES OF
COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange. The 1,010,000 shares of our common stock must be sold at the fixed price of $1.00 per share by any shareholder who sells their shares until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is: August, 2007

ABOUT OUR COMPANY

We were incorporated as 511410, Inc. under the laws of the State of Delaware on February 2, 2005 to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions.  On July 7, 2006, Ken Osako obtained all of the shares of 511410, Inc., pursuant to a Stock Purchase Agreement. On October 23, 2006, we changed our name to Dream Media, Inc. and on May 23, 2007, we changed our name again to Aspire Japan, Inc. to better reflect our current business plan. We will market and deliver products from a number of American merchandise brands via various media to Japanese consumers, including print catalogs and on the internet at www.aspire-japan.com, facilitating the shopping process by the use of a bi-lingual customer service center in Japan. Our main office is located at 4695 MacArthur Court, 11th Floor, Newport Beach, CA 92660 and the telephone number is (949) 798-6138.

By aggregating the merchandise of various participating merchants into a single location in our print catalog and on our Web site, we will offer our Japanese consumers a diverse variety of products from numerous retailers and product categories. Our initial catalog will focus primarily on women’s clothing and fashion accessories. In the future we intend to add health and beauty aids, children's toys, executive gifts, educational products, gourmet cooking aids, exercise equipment, jewelry, luggage, travel aids, and home accessories. At the time of this filing we are in discussion with American merchandise brands but have not entered into contract to market or sell their products, nor have we entered into contract to sell advertising to any American brands. We are currently developing our catalog layout, design, production and circulation strategy and layout and design for developing our website. We plan to distribute our initial catalog and have our website be fully operational by the end of the fourth quarter of 2007.  At this time we have not begun marketing or selling products.

Summary Financial Data

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data from inception (February 2, 2005) through January 31, 2007 are derived from our audited financial statements.

	From Inception- February 2, 2005 through January 31, 2007 (audited)	Year ended January 31, 2007 (audited)	Three months ended April 30, 2007 (unaudited)
STATEMENT OF OPERATIONS

Revenues	0	0	0
Professional Fees	(36,357)	(23,893)	(10,239)
Marketing Expenses	(60,000)	0	(60,000)
Consulting Fees	(59,676)	0	(59,676)
General and Administrative Expenses	(17,245)	(13,500)	(3,745)
Interest Income	1,604	0	1,604
Net Loss	(171,674)	(37,393)	(132,056)

	As of January 31, 2007 (audited)	As of April 30, 2007 (unaudited)
BALANCE SHEET DATA

Cash	327,500	589,003
Total Assets	355,447	626,551
Total Liabilities	106,265	53,560
Stockholders’ Equity/Deficiency	249,182	572,991

Terms of the Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. The offering price of $1.00 was determined by the price shares were sold to our shareholders in a private placement memorandum and is a fixed price at which the selling security holders must sell any shares that they choose to sell until our common stock is quoted on the OTC Bulletin Board (or other specified market), at which time the shares may be sold at prevailing market prices or privately negotiated prices. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders. These expenses are expected to be around $20,000.

WHERE YOU CAN FIND US

Our main office is located at 4695 MacArthur Court, 11th Floor, Newport Beach, CA 92660 and the telephone number is (949) 798-6138.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to the Company and not to the selling stockholders.

We have a limited operating history that you can use to evaluate us, and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays that we may encounter because we are a small developing company. As a result, we may not be profitable and we may not be able to generate sufficient revenue to develop as we have planned.

We were incorporated in Delaware in February of 2005. We have no significant assets or financial resources. The likelihood of our success must be considered in light of the expenses and difficulties in marketing our catalog and website, recruiting and keeping clients and obtaining financing to meet the needs of our plan of operations. Since we have a limited operating history  we may not be profitable and we may not be able to generate sufficient revenues to meet our expenses and support our anticipated activities.

We are currently deemed a shell company with nominal assets and operations and if we can not survive in this business we may need to pursue other business opportunities.

In accordance with Rule 405 of the Securities Act of 1933 we are currently deemed a shell company based upon our nominal assets and operations. Based upon same, our success must be considered in light of the difficulties and expenses we will face in marketing our website, obtaining new clients and obtaining financing to meet the needs of our plan of operations. In the event that we can not successfully implement our business plan we may have to enter into a reverse merger with a private company in an unrelated business which can be undertaken without approval from our unaffiliated shareholders.

We will require financing to achieve our current business strategy and our inability to obtain such financing could prohibit us from executing our business plan and cause us to slow down our expansion of operations.

We will need to raise additional funds through public or private debt or sale of equity to achieve our current plan of operations. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our capital requirements to implement our business strategy will be significant. We will need a minimum of $1,200,000 to continue operations over the next twelve months. However, we will require additional funds estimated at approximately $10,850,000 in order to significantly expand our business as set forth in our plan of operations. These funds may not be available or, if available, will be on commercially reasonable terms satisfactory to us. We may not be able to obtain financing if and when it is needed on terms we deem acceptable.

If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our plans for expansion. In addition, such inability to obtain financing on reasonable terms may delay the execution of our plan of operations increase our member base.

We will require additional financing which may require the issuance of additional shares which would dilute the ownership held by our shareholders

We will need to raise funds through either debt or sale of our shares in order to achieve our business goals. Although there are no present plans, agreements, commitments or undertakings with respect to the sale of additional shares or securities convertible into any such shares by us, any shares issued would further dilute the percentage ownership held by the stockholders.

Our auditor has expressed substantial doubt as to our ability to continue as a going concern. If we cannot generate revenue, we may have to alter or delay implementing our plan of operations. If we do not continue as a going concern, investors may lose their entire investment.

Based on our financial history since inception, our auditor has expressed substantial doubt as to our ability to continue as a going concern. We are a development stage company that has not yet begun generating revenue. From inception to January 31, 2007, we have incurred a net loss of $39,618 and an accumulated deficit of $39,618. If we cannot generate sufficient revenues from our services, we may have to delay the implementation of our plan of operations.

Our future success is dependent, in part, on the performance and continued service of Ken Osako and David Daisuke Nakajima, our officer and directors. Without their continued service, we may be forced to interrupt or eventually cease our operations.

We are presently dependent to a great extent upon the experience, abilities and continued services of Ken Osako and David Daisuke Nakajima, our officers and directors. We currently do not have an employment agreement with Mr. Osako. The loss of either of theirs services would delay our business operations substantially.

Our current officers and directors do not have experience in the retail apparel industry.

Although management has extensive business experience, they do not have experience in the retail apparel industry.  Therefore, without industry-specific experience, their business experience may not be enough to effectively start-up and maintain an apparel company.  As a result, the implementation of our business plan may be delayed, or eventually, unsuccessful.

Ken Osako owns 84.99% of our outstanding shares, and his control may prevent you from causing a change in the course of our operations and may affect the price of our common stock.

Ken Osako beneficially owns 6,510,000 shares, or approximately 84.99% of our common stock. Accordingly, for as long as Mr. Osako continues to own more than 50% of our common stock, he will be able to elect our entire board of directors, control all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations) and exercise a significant amount of influence over our management and operations. Therefore, regardless of the number of our common shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is limited.

This concentration of ownership could result in a reduction in value to the common shares you own because of the ineffective voting power, and could have the effect of preventing us from undergoing a change of control in the future.

Our future success is dependant on our implementation of our business plan.  We have many significant steps still to take.

Our success will depend in large part in our success in achieving several important steps in the implementation of our business plan, including the following: acquiring warehouse facilities in the U.S. and in Japan; implementing order processing and customer service capabilities, and securing catalog printing and distribution agreements.  If we are not successful, we will not be able to implement or expand our business plan.

Our success depends upon our ability to attract and hire key personnel. Since many of our personnel will be required to be bilingual, or to have other special skills, the pool of potential employees may be small and in high demand by our competitors. Our inability to hire qualified individuals will negatively affect our business, and we will not be able to implement or expand our business plan.

Our business is greatly dependent on our ability to attract key personnel. We will need to attract, develop, motivate and retain highly skilled technical employees. Competition for qualified personnel is intense and we may not be able to hire or retain qualified personnel. Our management has limited experience in recruiting key personnel which may hurt our ability to recruit qualified individuals. If we are unable to retain such employees, we will not be able to implement or expand our business plan.

We do not currently have agreements with any merchandise brands to offer their product, nor do we have any agreements with customers to purchase our products. If we are unable to offer our service through existing companies, or to make agreements with customers, we will be unable to generate revenue.

There is no guarantee that we will be successful in entering into agreements with merchandise brands, or that we will enter into agreements with customers for the products that we plan to sell. At this time, our ability to generate revenue is speculative due to the fact that we do not have any agreements in place to offer our services to the public.

The offering price of the shares was based on our own assessment of our financial condition and prospects, our limited operating history, and the general condition of the securities market, and therefore should not be used as an indicator of the future market price of the securities. Therefore, the offering price bears no relationship to the actual value of the company, and may make our shares difficult to sell.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $1.00 for the shares of common stock was arbitrarily determined. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

The offering price is not an indication of and is not based upon the actual value of Aspire Japan, Inc. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

We may never have a public market for our common stock or that the common stock will ever trade on a recognized exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our securities. Our shares are not and have not been listed or quoted on any exchange or quotation system.

In order for our shares to be quoted, a market maker must agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board. In addition, it is possible that, such application for quotation may not be approved and even if approved it is possible that a regular trading market will not develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

If it is determined that the shares issued to our shareholders in April 2007, may require a rescission offer to these shareholders we could be subject to certain contingent liabilities as a result of the rescission offer which would be adverse to our business and operations.

In April 2007, we completed an offering pursuant to Section 4(2) of the Securities Act of 1933. However, at the time we undertook such offering we had not withdrawn our Form SB-2 and therefore such registration statement may be to constitute general solicitation for the concurrent private offering.  Based upon same, it is possible that this exemption will not apply to this offering. If it is determined that the shares issued pursuant to this offering do not qualify for the exemption, we will be required to offer a rescission to these shareholders. In such a case we could have a potential liability of $275,000 based on the possible rescission of 275,000 shares at $1.00 per share.

Additionally, there is considerable legal uncertainty under both federal and state securities and related laws concerning the efficacy of rescission offers and general waivers and releases with respect to barring claims that would be based on securities and related law violations. In addition, any subscriber who accepts the rescission offer does not prevent such shareholder from taking further action against us. A rescission offer may not terminate any or all potential contingent liability that we may have in connection with that share issuance. In addition, there can be no assurance that we will be able to enforce the waivers received in connection with the rescission offer to bar any claims based on allegations of fraud or other federal or state securities law violations until the applicable statutes of limitations have run. Under federal securities laws, such waivers are unenforceable. The applicable statutes of limitations vary from state to state and under federal law, the longest of which would be for up to three years from the occurrence of the violation.

In addition, the various states in which the shareholders reside could bring administrative actions against us as a result of the rescission offer. The remedies vary from state to state but could include enjoining us from further violations of the subject state law, imposing civil penalties, seeking administrative assessments and costs for the investigations or bringing suit for damages on behalf of the shareholder.

We do not expect to pay dividends and investors should not buy our common stock expecting to receive dividends. Therefore, you may not have any manner to liquidate or to receive payment on your investment.

We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not pay dividends, and if we are not successful in having our shares listed or quoted on any exchange or quotation system, then you may not have any manner to liquidate or receive any payment on your investment. Therefore our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds which could affect our ability to expand our business operations.

Our common stock is considered a penny stock, which is subject to restrictions on marketability, so you may not be able to sell your shares.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

We may be unable to manage significant increases in the costs associated with the catalog business, which could affect results of operations.

We may incur substantial costs associated with catalog distribution, including paper, postage, merchandise acquisition and human resource costs associated with catalog layout and design, production and circulation. Significant increases in rates and the cost of telecommunications services, paper and catalog production could significantly increase catalog production costs and result in lower profits for the catalog business.

Most of the catalog-related costs are incurred prior to mailing, and we are not able to adjust the costs of a particular catalog mailing to reflect the actual subsequent performance of the catalog. Moreover, customer response rates are unpredictable, particularly for mailings to prospective consumers. Because the catalog business will account for a significant portion of total net sales, any performance shortcomings experienced by the catalog business would likely have a material adverse effect on overall business, financial condition, results of operations and cash flows.

We face intense competition and any failure to timely implement our business plan could diminish or suspend our development and possibly cease our operations.

The distribution channels for our products are highly competitive. From time to time in the catalog business, competitors, typically other catalog retailers, will attempt to secure contracts with various American merchandise brands to offer merchandise to their consumers. We also face competition for consumers from retailers, duty-free retailers, specialty stores, department stores and specialty and general merchandise catalogs, many of which have greater financial and marketing resources than we have. In our electronic commerce sales, we face intense competition from other content providers and retailers who seek to offer their products and/or services at their own Web sites or those of other third parties. Our business will also be affected by existing competition, which the Company anticipates will intensify, and by additional entrants to the market who may already have the necessary technology and expertise, many of whom may have substantially greater resources than the Company.

Consumers concerns about purchasing items via the Internet as well as external or internal infrastructure system failures could negatively impact our e-commerce sales or cause us to incur additional costs.

The e-commerce business is vulnerable to consumer privacy concerns relating to purchasing items over the Internet, security breaches, and failures of Internet infrastructure and communications systems. If consumer confidence in making purchases over the Internet declines as a result of privacy or other concerns, e-commerce net sales could decline. We may be required to incur increased costs to address or remedy any system failures or security breaches.

We have a liberal merchandise return policy, and we may experience a greater number of returns than we anticipate. This would have a negative impact on financial condition, results of operations, and cash flows.

As part of our customer service commitment, we maintain a liberal merchandise return policy that allows consumers to return any merchandise, virtually at any time and for any reason within 60 days of purchase, and regardless of condition. Any significant merchandise returns would result in adjustments to the cost of sales and could have a material and adverse affect on financial condition, results of operations and cash flows.

Our business depends on the ability to source merchandise in a timely and cost-effective manner.

The merchandise intended to be sold by us will be sourced from a wide variety of American vendors. Ours business depends on being able to find qualified American vendors and access products in a timely and efficient manner. All of the vendors must comply with applicable laws. Political or financial instability, changes in U.S. and foreign laws and regulations affecting the importation and taxation of goods, including duties, tariffs and quotas, or changes in the enforcement of those laws and regulations, as well as currency exchange rates, transport capacity and costs and other factors relating to foreign trade and the inability to access suitable merchandise on acceptable terms could adversely impact our results of operations.

Future sales by Ken Osako may negatively affect our stock price and our ability to raise funds in new stock offerings. Therefore, investors may be forced to sell at a lower price than they purchased for, and would discourage potential investors in the future.

Ken Osako beneficially owns 6,510,000 shares of our common stock. Sales of our common stock by Mr. Osako into the public market following this offering could decrease the prevailing market price of our common stock. If this is the case, investors in our shares of common stock may be forced to sell such shares at prices below the price they paid for their shares. In addition, a decreased market price may result in potential future investors losing confidence in us and failing to provide needed funding. This will have a negative effect on our ability to raise equity capital in the future.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was determined by the price shares were sold to our shareholders in our private placement which commenced in November 2006.  The offering price was determined by us and is based on our own assessment of our financial condition and prospects, limited offering history, and the general condition of the securities market. It does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over the Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.

The offering price of the shares of our common stock has been determined by us and is based on our own assessment of our financial condition and prospects, limited offering history, and the general condition of the securities market. It does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over the Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock.

There is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

PENNY STOCK CONSIDERATIONS

Our common stock will be penny stock; therefore, trading in our securities is subject to penny stock considerations. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

SELLING SHAREHOLDERS

The shares being offered for resale by the selling stockholders consist of the 1,010,000 shares of our common stock held by 52 shareholders.

Of such amount we are registering a total of 215,000 of the 6,700,000 shares of our common stock held by 25 shareholders, which were sold to investors in an offering ending in August 2006, at $.001 per share. Such shares were issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933.

We are also registering 275,000 shares which were issued to 11 shareholders at $1.00 per share, pursuant to an offering ended in November 2006. The price per share was increased from the previous offering price to account for the fact that the Company was no longer considered a blank check company following the insertion of the business plan. Such shares were issued pursuant to Regulation D Rule 506 of the Securities Act of 1933. Two shareholders, Minoru Miyashita and Harumi Kondo, participated in both the August and November 2006 offerings. Minuro Miyashita purchased 25,000 shares in the August offering, and 25,000 shares in the November offering. Harumi Kondo purchased 2,000 shares in the August offering, and 25,000 shares in the November offering.

We are also registering a total of 370,000 shares of the 435,000 shares which were sold to 14 shareholders in April 2007 at $1.00 per share in an offering which raised $435,000. One shareholder, Kyoko Kotani, participated in both the November 2006 and April 2007 offerings, purchasing 25,000 shares in November, and 25,000 in April.

We are also registering 50,000 shares of our common stock held by Ken Osako, our Chairman of the Board, which were purchased by Ken Osako pursuant to a Stock Purchase Agreement with our founder, Scott Raleigh, on July 7, 2006.

We are also registering the following 100,000 shares which were issued on June 4, 2007 as compensation for services rendered: 50,000 shares of the 100,000 shares issued to Global Business Resources, Inc. for consulting services, and 25,000 shares to Richard I. Anslow, 20,000 shares to Gregg E. Jaclin, and 5,000 shares to Christine L. Zurich for legal services rendered.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of August 3, 2007 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of selling stockholder	Shares of common stock owned prior to offering	Shares of Common stock to be sold	Shares of Common stock owned after offering	Percent of common stock owned after offering (1)
Anslow, Richard I.(2)	25,000	25,000	0	0%
Fujii, Katsutoshi	2,000	2,000	0	0%
Fukudome, Kayoko	10,000	10,000	0	0%
Global Business Resources, Inc.(3)	100,000	50,000	50,000	0%
Hase, Yasuichi	2,000	2,000	0	0%
Hasegawa, Ikuko	2,000	2,000	0	0%
Ichise, Sachiko	2,000	2,000	0	0%
Ikeda, Ritsuko	15,000	15,000	0	0%
Irie, Keiko	50,000	50,000	0	0%
Irie, Shoko	115,000	50,000	65,000	0%
Irie, Yukiko	50,000	50,000	0	0%
Jaclin, Gregg E.(4)	20,000	20,000	0	0%
Kajiki, Naohumi	2,000	2,000	0	0%
Kajiki, Naomi	10,000	10,000	0	0%
Kishimoto, Ranko	25,000	25,000	0	0%
Kobayashi, Mineko	25,000	25,000	0	0%
Kondo, Chikako	2,000	2,000	0	0%
Kondo, Harumi (5)	27,000	27,000	0	0%
Kotani, Kyoko (6)	27,000	27,000	0	0%
Kurosawa, Hideaki	50,000	50,000	0	0%
Leonard, Chad	2,000	2,000	0	0%
Maehara, Daisuke	2,000	2,000	0	0%
Matsuo, Michiyo	2,000	2,000	0	0%
Matsuo, Yusuke	2,000	2,000	0	0%

Miyashita, Minoru (7)	50,000	50,000	0	0%
Nagasawa, Atsuhiko	2,000	2,000	0	0%
Naito, Kazuko	25,000	25,000	0	0%
Naito, Masaru	25,000	25,000	0	0%
Nakai, Yayoi	25,000	25,000	0	0%
Oma, Yuriko	30,000	30,000	0	0%
Osako, Ken	6,510,000	50,000	6,460,000	84.3%
Osako, Sachiyo(8)	2,000	2,000	0	0%
Osako, Shingo (9)	2,000	2,000	0	0%
Oshima, Yasutaka	10,000	10,000	0	0%
Prieto, Hector	50,000	50,000	0	0%
Shigeyoshi, Atsushi	2,000	2,000	0	0%
Shinkawa, Miharu	30,000	30,000	0	0%
Shiraishi, Yayoi	15,000	15,000	0	0%
Suenaga, Yasunori	125,000	50,000	75,000	0%
Takita, Chizuko	10,000	10,000	0	0%
Tamura, Nobuko	2,000	2,000	0	0%
Tani, Mikiko	2,000	2,000	0	0%
Uchida, Kami	25,000	25,000	0	0%
Umemori, Hisako	40,000	40,000	0	0%
Watanabe, Minoru	2,000	2,000	0	0%
Watanabe, Taeko	25,000	25,000	0	0%
Yamada, Kimiko	25,000	25,000	0	0%
Yasuda, Kazuo	10,000	10,000	0	0%
Yonemura, Hideaki	2,000	2,000	0	0%
Yoshii, Yoriko	25,000	25,000	0	0%
Yoshino, Masako	15,000	15,000	0	0%
Zurich, Christine L.(10)	5,000	5,000	0	0%
Total	7,660,000	1,010,000	6,650,000	84.3%

(1) Based on 7,660,000 shares currently outstanding.

(2) Richard I. Anslow is a partner at Anslow & Jaclin, LLP, legal counsel for Aspire Japan, Inc., and was issued 25,000 shares for legal services rendered.

(3) These shares were issued for consulting services rendered. Peter Goldstein is the principal shareholder of Global Business Resources, Inc.

(4) Gregg E. Jaclin is a partner at Anslow & Jaclin, LLP, legal counsel for Aspire Japan, Inc., and was issued 20,000 shares for legal services rendered.

(5) Harumi Kondo participated in both the August and November offerings, purchasing 2,000 shares in the August 2006 offering, and 25,000 shares in the November offering.

(6) Kyoko Kotani, participated in both the November 2006 and April 2007 offerings, purchasing 2,000 shares in August 2006 and 25,000 in April 2007.

(7) Minoru Miyashita participated in both the August and November offerings, purchasing 25,000 shares in the August 2006 offering, and 25,000 shares in the November offering.

(8) Sachiyo Osako is Ken Osako’s mother.

(9) Shingo Osako is Ken Osako’s brother.

(10) Christine L. Zurich is an associate at Anslow & Jaclin, LLP, legal counsel for Aspire Japan, Inc., and was issued 5,000 shares for legal services rendered.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals. However, sales by selling security holder must be made at the fixed price of $1.00 until a market develops for the stock.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

o	ordinary brokers transactions, which may include long or short sales,
o	transactions involving cross or block trades on any securities or market where our common stock is trading,
o	through direct sales to purchasers or sales effected through agents,
o	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
o	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $20,000.

LEGAL PROCEEDINGS

There are no legal proceedings pending or threatened against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their ages as of August 3, 2007 is as follows:

NAME	AGE	POSITION

Ken Osako	35	Chief Financial Officer, Chairman of the Board of Directors
David Daisuke Nakajima	42	President, Chief Executive Officer, Chief Marketing Officer, Director

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

KEN OSAKO is our Chairman of our Board of Directors and Chief Financial Officer. Mr. Osako is 35 years old. From July 2006 until June 1, 2007, Mr. Osako served as the CEO, President, CFO, and Chairman, of Aspire Japan, Inc in Newport Beach, California. On June 1, 2006, Mr. Osako stepped down as CEO and President, however he will continue in his roles as Chairman of the Board and Chief Financial Officer.

From August 2005 to July 2006, Mr. Osako served as President of Strategic Capital Consultants, Inc. in Santa Ana, California, a corporate financial consulting company. From July of 2004 to July of 2005 Mr. Osako was the General Manager of Finance Matrix in Santa Ana, California a company involved in corporate financial consulting and management consulting to payday loan companies. From June 2000 to June 2004, Mr. Osako served as President of High Speed Cash, Inc in Irvine, California which does payday loans (short-tem consumer lending).. None of the companies with which Mr. Osako has been associated with are publicly traded or public reporting companies. Mr. Osako graduated from Oglethorpe University in Atlanta, GA with a Bachelors of Science degree in 1998.

DAVID DAISUKE NAKAJIMAwas appointed as a member of the Company’s Board of Directors and as the Company’s President, Chief Marketing Officer, and Chief Executive Officer each as of June 1, 2007. Mr. Nakajima, age 42 has extensive international experience in general administration, retail, sales, marketing, merchandising, finance, and operations. From May 2005 until June 2007, Mr. Nakajima worked as the CEO of Axis Consulting, Inc., a corporate-branding consulting company, which he co-founded in Tokyo, Japan and Portland, Oregon . From April 2004 until May 2005, Mr. Nakajima worked as the President and Representative Director of Payless Shoesource, a shoe retailer, in Tokyo, Japan. Prior to that, from December 2001 until February 2004, Mr. Nakajima was the President, Representative Director, and Supervisory Board Member of Unicity, Japan, Inc., a vitamin and cosmetics distributor, in Tokyo, Japan.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

he following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of August 3, 2007, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class

Common Stock	Kenji Osako	6,510,000	84.99%

Common Stock	David Daisuke Nakajima	0	0%

Common Stock	All executive officers and directors as a group (2 in number)	6,510,000	84.99%

The percent of class is based on 7,660,000 shares of common stock issued and outstanding as of August 3, 2007.

DESCRIPTION OF SECURITIES
General

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.001 per share and 50,000,000 shares of preferred stock at a par value of $0.001 per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

As of August 3, 2007, 7,660,000 shares of common stock are issued and outstanding and held by 52 shareholders. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, we are authorized, without shareholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our articles of incorporation also provide that we are authorized to issue up to 50,000,000 shares of preferred stock with a par value of $.001 per share. As of the date of this prospectus, there are no shares of preferred stock issued and outstanding. Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding. We may in the future establish an incentive stock option plan for our directors, employees and consultants.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except for Anslow & Jaclin, LLP, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee. Richard I. Anslow and Gregg E. Jaclin, partners at Anslow & Jaclin, LLP own 25,000 shares, and 20,000 shares respectively, in Aspire Japan, Inc. Christine L. Zurich, an associate at Anslow & Jaclin, LLP owns 5,000 shares in Aspire Japan, Inc.

The financial statements included in this prospectus and the registration statement have been audited by Webb & Company, P.A., certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our director and officer is indemnified as provided by the Delaware Statutes and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on February 2, 2005 in the State of Delaware under the name 511410, Inc. to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. We issued 100,000 shares to Scott Raleigh for cash consideration of $100. Mr. Raleigh was our sole officer and director and is deemed our founder. On July 7, 2006, Mr. Raleigh sold the 100,000 shares of our common stock to Ken Osako for $36,000 and Mr. Osako was appointed as our sole officer and director at such time.

DESCRIPTION OF BUSINESS

General

We were incorporated under the laws of the State of Delaware on February 2, 2005. On July 7, 2006, Ken Osako obtained all of the shares of 511410, Inc., pursuant to a Stock Purchase Agreement. On October 23, 2006, we changed our name to Dream Media, Inc. On May 23, 2007 we changed our name to Aspire Japan, Inc. (“Aspire Japan”) to better reflect out business plan. We will market and deliver products from a number of American merchandise brands via various media to Japanese consumers, including print catalogs and on the internet at www.aspire-japan.com, facilitating the shopping process by the use of a bilingual customer service center. Ken Osako is our Chairman of the Board and Chief Financial Officer, as well as our controlling stockholder. Our main office is located at 4695 MacArthur Court, 11th Floor, Newport Beach, CA 92660 and the telephone number is (949) 798-6138.

By aggregating the merchandise of various participating merchants into a single location in our print catalog and on our Web site, we will offer Japanese consumers a diverse variety of American merchandise brands of products from numerous merchants and product categories. Our initial catalog will focus primarily on women’s clothing and women’s fashion accessories. In the future we intend to add health and beauty aids, children's toys, executive gifts, educational products, gourmet cooking aids, exercise equipment, jewelry, luggage, travel aids, and home accessories. At the time of this filing we are in discussion with, but have not entered into contract to market or sell any products, nor have we entered into contract to sell advertising to any American brands. We are currently developing our initial catalog layout, design, production and circulation strategy along with the layout and design for developing our website. We plan to distribute our initial catalog and have our website be fully operational by the end of the first quarter of 2008.

Many Japanese consumers do not have direct access to many American merchandise brands. Our goal is to provide Japanese consumers with access to American merchandise brands by providing the means for consumers to overcome the cultural and language barriers that may be currently restricting access for purchasing many American products. We will undertake services that span from marketing to delivery, thereby providing American merchants with access and distribution to the Japanese consumer markets. American companies are often reluctant to commence operations in Japan due to cultural differences and language barriers. Additionally, foreign companies generally need to make substantial investments to undertake market research on studying Japanese consumer behavior. Similarly, language barriers make it difficult for companies to communicate effectively and to create awareness of their products in the Japanese market. Japanese consumers also face a language handicap while ordering merchandise directly from the websites of American merchandise brands, as the majority of these websites are in English. Aspire Japan will act as a bridge between Japanese consumers and American merchandise brands. We do not have any contracts or agreements with any American merchants at this time.

   We are committed to fostering a high-quality customer experience that engages Japanese consumers into long-term relationships. We intend to provide high-quality customer service and a large selection of American products. We have adopted the following strategies for satisfying the needs of Japanese consumers, particularly women who have adopted catalog shopping and the Internet as a preferred method of shopping and have grown to expect higher standards of customer service and convenience. The key components of our business strategy are described herein.

PROVIDE CONSUMERS WITH HIGH-QUALITY MERCHANDISE FROM WELL-KNOWN AMERICAN MERCHANDISE BRANDS. Our print media catalog, which we expect to be approximately 240 pages and include approximately 2,000 items per catalog, will provide Japanese consumers with a selection of products from well-known American merchants. Throughout the balance of 2007, we will continue to research the basic infrastructure of our catalog business with a focus on developing our catalog layout and design, production and circulation in Japan. We have recently completed developing our brand identity, catalog concept and copywriting design. We have begun researching merchants that supply well known American merchandise brands that may display their products in our catalog; to date we have not entered into any agreements at this time. We have recently completed our presentation brochures for marketing to potential suppliers. We are currently in discussion with several companies and hope to enter into agreements with one or more of these companies to print and to deliver our initial catalog to 2 million targeted prospective Japanese female consumers during the first quarter of 2008.

PROVIDE JAPANESE CONSUMERS WITH A CONVENIENT SHOPPING SERVICE. Aspire Japan will position itself as is a shopping source for Japanese consumers who may purchase a variety of merchandise typically offered by many different well-known American merchants in a single transaction. Although the merchandise offered by us may be available from other catalog and retail companies, each of these companies typically has its own policies for shipping and handling charges, merchandise returns and price guarantees, as well as its own Web site. In addition, each company typically has different customer service hours and credit and payment policies. By aggregating the merchandise of our various participating merchants into a single location in our print catalogs and on the Web, we will afford our consumers with convenient access to thousands of products offered by numerous participating merchants.

At the date of filing this agreement we have begun discussion with print and distribution companies to initially print and to deliver catalogs to 2 million targeted prospective Japanese female consumers. We are currently in negotiation with Dai-Nippon Printing company that has given us the quote to print and distribute 2 million copies. However we have not entered into a definitive agreement. At this time we intend to distribute 2 million copies of our initial catalog during the first quarter of 2008. We anticipate the costs of producing and distributing our initial 240 page catalog at total a cost of $3 million, consisting of $1.9 million for production and $1.1 million for distribution of 2 million copies. We intend to utilize proceeds from the sale of product listing space to cover the cost of producing and distributing the catalogs. Each catalog will be limited to the sale of 200 pages of product listings at a cost of $25,000 per page, per issue.  We will require additional financing to complete this objective and potentially achieve our goal of profit, revenue and growth.

For the convenience of our customers, we will develop our web site with e-commerce technology and maintain our web site www.aspire-japan.com to provide the latest technologies, including a search engine, which enables consumers to search and define their shopping needs. Products and services will be sorted by category and sub-category, which will enable consumers to search and define their shopping needs faster and easier. We have begun designing our website internally and have not yet entered into an agreement with a web site designer or hosting company. We intend to have our website fully operational during the fourth quarter of 2007. We anticipate the costs of producing our website and developing our e-commerce systems to be $75,000 during the next twelve months. We will utilize existing funds or funds from ongoing operations, provided we have commenced operations at that time, to achieve this component of our plan and will not seek additional financing to complete this objective.

PROVIDE CUSTOMER SERVICE AND ORDER PROCESSING.

The Company will utilize an outsourced service consisting of well-trained customer service representatives that speak Japanese at an in-bound call center located in Japan which will take orders from Japanese consumers. Utilizing a fully functional center that can supply our business with equipment and technical support and can quickly adapt to new processes is more cost effective than establishing our own in-house call center, and is not in our budget. We have identified a call center and customer service outsource firm located in Chiba, Japan to provide the in-bound call center customer service representatives for Aspire Japan. We do not anticipate hiring any employees at the call center, nor will we enter into a lease arrangement for any property. We intend to enter into a contractual agreement by the end of 2007.  To date we have not completed an agreement with this firm.

A key facet of our decision to outsource the call center function is escalation. When we commence operations, we are unsure of the anticipated daily or seasonal call activity we will experience.

By outsourcing to a firm that has expertise managing call center operations, that includes detailed strategic planning for forecasting staffing requirements, and developing quality and human resource programs we can better determine our initial staffing levels. If our company experiences a significant growth spurt and the level of calls escalates, the outsourced call center will be responsible for staffing and managing the calls accordingly. The inbound call center will be staffed so that our customers can enjoy the convenience of being able to shop twenty-four hours a day, seven days a week.

The company will provide Japanese consumers with services such as size conversion, as American sizes are significantly different from Japanese sizes. We will also act as a medium for assisting non-English-speaking Japanese consumers by translating the tags and instructions on product use into Japanese. Based on our market research, we anticipate the Company’s average order size will be approximately $83 per customer order from our catalog or website and that most orders will be delivered to consumers within 7-to-10 days from receiving the order. The call center customer service representatives will be trained to encourage consumers to purchase additional products with each order to increase the Company’s average order size.

Consumers can also shop online wherever an Internet connection is available from our website at www. aspire-japan.com. The Company will offer telephone support in Japanese at the call center for its online consumers twenty-four hours a day, seven days a week, providing the Company's online consumers the benefit of live customer service assistance. Additionally, online consumers will have to option to make customer service inquiries via e-mail.

PROVIDE ORDER FULFILLMENT AND LOGISTICS MANAGEMENT.

We plan to establish a logistic center in Portland, Oregon to receive products from American Suppliers, although we have not selected a specific site, nor have we entered into any lease arrangements. We also plan to have logistic center in Chiba, Japan. Chiba, Japan is a suburb outside of Tokyo, Japan, where we intend to also have our in-bound call center, although we have not selected a specific site, nor have we entered into any lease arrangements. We will take orders in Japanese language at the call center from Japanese consumers, and in turn we will then transmit an order to the appropriate merchant who will ship merchandise to the Portland logistic center and from there we will consolidate and forward shipments to our logistic center in Chiba, Japan where we will pack and ship the product ordered by our Japanese customer. Issues such as tariffs will be handled by the Company as a part of this process. After receiving a product order the company will pay for all the initial costs related to order fulfillment and logistics management and subsequently all shipping costs will then be charged to customer orders. We have budgeted for the expense of personnel and facilities for order fulfillment and logistics management. Additionally we are currently researching a suitable facility in both Portland and Chiba but have not entered into any lease agreements as of yet. We estimate the cost to staff and open each office to total approximately $500,000 over the next twelve months, with the amount of expenditure to set up the logistic center in Chiba, Japan to be approximately $300,000 and the expenditure to establish a logistic center in Portland, Oregon to be approximately $200,000.

We will offer a total satisfaction guarantee that provides customers to return merchandise for any reason within 60 days of purchase. As part of our customer service commitment, we maintain a liberal merchandise return policy that allows consumers to return any merchandise, virtually at any time and for any reason, and regardless of condition within 60 days of purchase. Any significant merchandise returns would result in adjustments to the sales and to the cost of sales and could have a material and adverse affect on financial condition, results of operations and cash flows.

Products and Services

Our principal product will be a print media catalog called “Aspire” which will contain listings of products from American merchandise brands that are not readily available in the Japanese market. Initially we will develop a 240-page catalog, which will be distributed to consumers free of cost in Japan, and will be in Japanese. The catalog will consist of approximately 200 pages of American merchandise product listings and approximately 40 pages of advertising, editorial and promotional material on the products and brands included in our catalog. We expect the initial catalog circulation to reach approximately 2 million shoppers. The catalog will be designed to target Japanese women from varied age groups, as the company expects the large majority of its customers to be women. We will also target consumers through our website at www.aspire-japan.com. The website will be developed in Japan and will contain an online copy of the catalog in Japanese and will provide an option to order merchandise directly from the website.

By aggregating the merchandise of various participating merchants into a single location in our print catalog and on our Web site, we will offer our Japanese consumers a diverse variety of products from numerous retailers and product categories. Our initial catalog will focus primarily on women’s clothing and fashion accessories. In the future we intend to add health and beauty aids, children's toys, executive gifts, educational products, gourmet cooking aids, exercise equipment, jewelry, luggage, travel aids, and home accessories. At the time of this filing, we are in discussion with American merchandise brands but have not entered into contract with any American merchandise brands to sell their products, nor have we entered into contract for advertising of any American merchandise Brands in our catalog.

Revenue Streams

We intend to generate revenues from two sources; the primary source for revenue will be in the form of a mark-up on goods ordered by Japanese consumers through us. Initially, the company plans to buy the goods ordered from suppliers at market prices and supply them to consumers at a mark-up of up to 30%. We believe that the Japanese consumers will pay this mark-up for the benefit of having easier accessibility to American goods presented to them in their native Japanese language.

Additionally, we intend to generate revenue from placement fees, through contracts for fees paid by merchant companies that list their products in our catalog. We believe that suppliers of well known American merchandise brands will pay placement fees in order to further establish their companies brand equity in the Japanese market. We will charge a placement fee to American companies for listing their products in the Aspire catalog at an average rate of $25,000 per page, per issue. We believe that American companies would be willing to pay this fee because of the exposure we will create by our distribution and our marketing efforts which will give them direct access to the Japanese market without their having to spend money on market research and will allow them to overcome cultural and linguistic differences that normally make access to the Japanese market difficult. Additionally, upon our opening a U.S. based logistics center, American companies will only be shipping products domestically and thereby they will avoid potential customs and tariff issues. An important component of our business model is based on US suppliers shipping domestically within the US so that they do not have the cost and concern of managing the logistics and shipping of goods to Japan. We will manage all the logistics of shipping from the USA to Japan and will be responsible for all customs, tariffs and other issues that may arise from shipping consumer goods from the USA to Japan.

Marketing

We plan to position ourselves as a value added bridge between Japanese consumers and American merchandise brands. The company will become a provider of American merchandise brands to Japanese consumers and to also serve as a gateway for American suppliers to the Japanese retail market. Throughout all of our marketing and promotional activities we seek to present a consistent brand image. The primary initiatives in fiscal 2007 are aimed at attracting American merchandise brands and new customers while building overall brand awareness for Aspire Japan.

We plan to conduct a marketing and promotional campaign to lead the company’s growth and to create significant brand equity for ourselves and our merchants. We will target well known brands in the United States for utilizing the company’s catalog as an advertising medium. We will employ a team of experienced sales and marketing professionals responsible for identifying and targeting well known brands in the United States. At this time David Daisuke Nakajima will lead the marketing and promotional campaign.

Simultaneously, we will target female Japanese consumer’s ages 24-44 who we believe are likely to order the American merchandise brands advertised throughout the catalog. We will purchase a mailing list of female Japanese consumers within our target demographics that have purchased clothes through mail-order catalog within a past year from a catalog companies in Japan. We have not identified the specific company we will purchase our initial direct mailing list from, yet there are many companies to choose from that sell direct mail lists.

We intend to be able to create an extensive proprietary database of customer information including customer demographics, purchasing history, and proximity to an existing or planned premium retail store. We believe our ability to effectively design and manage our future marketing and promotional programs is enhanced by this source of information, allowing us to adjust the frequency, timing and content of each program to maximize the benefit gained. We have not yet developed our database systems and plan to begin doing so in the fourth quarter of 2007.

Competition

The distribution channels for our products are highly competitive. From time to time in the catalog business, competitors, typically other catalog retailers, will attempt to secure contracts with various American merchandise brands to offer merchandise to their consumers. We also face competition for consumers from retailers, duty-free retailers, specialty stores, department stores and specialty and general merchandise catalogs, many of which have greater financial and marketing resources than we have.

The Internet online commerce market is rapidly evolving and intensely competitive. Barriers to entry are minimal and current and new competitors can launch new Web sites at a relatively low cost. Many competitors in this area have greater financial, technical and marketing resources than the Company. In addition, new internet based software programs including search engine optimization, RSS (Rich Site Summary) which is a format for delivering regularly changing web content. Many news-related sites, weblogs and other online publishers syndicate their content as an RSS Feed to whomever wants it, database management, logistics and database management technologies and the expansion of existing technologies may increase the competitive pressures on online retailers, including the Company.

Continued advancement in technology and increasing access to that technology is paving the way for growth in direct marketing. We believe that we can be well- positioned within the Japanese consumer market with our plan of supplying American merchandise brands to Japanese consumer and that our exposure to both the Japanese and American cultures gives us a competitive advantage. At the time of this filing, we are not aware of any specific company that has implemented a similar business model targeted a consolidation of American Products to the Japanese Consumer market and believe our business model to be unique to the Japanese consumer market. The distribution channels for our products are highly competitive and thereby from time to time, competitors, typically other catalog retailers may attempt to replicate our business model many of which have greater financial and marketing resources than we currently have,

Employees

We currently have two employees in addition to Ken Osako our sole director and Chief Financial Officer.

MANAGEMENT DISCUSSION AND ANALYSIS

Plan of Operations

We anticipate that our operational as well as general and administrative expenses for the next 12 months will total $12,050,000. The breakdown is as follows:

Marketing Materials	$50,000
Website development	$75,000
Merchant Development	$75,000
Catalog Printing and Distribution	$9,000,000
Order Processing and Customer Service Outsource	$1,000,000
Development of Information systems and technology	$75,000
Establish additional office and fulfillment work space	$500,000
Legal/Accounting	$75,000
General/Administrative	$1,200,000
Total	$12,050,000

MARKETING MATERIALS.   We are currently working with a company to create a brand identity and marketing materials for Aspire Japan.  We have not entered into an agreement, however, we have paid the company as they have billed for services rendered.We will develop a company logo, tagline and promotional materials. Additionally we will develop a Corporate Brochure, a Press Kit, a Catalog Prototype consisting of a sample catalog demonstrating the quality and elegance of our proposed catalog ad pages along with company Letterhead, Envelopes & Business Cards. We expect to have all our marketing materials completed by September 30, 2007 and have budgeted $50,000 during the next twelve months for this objective. We will utilize existing funds to achieve this component of our plan and will not seek additional financing to complete this objective.

MERCHANT AGREEMENTS. The merchandise intended to be sold by the Company will be sourced from a wide variety of American vendors. The Company’s business depends on being able to find qualified American vendors and access products in a timely and efficient manner. We plan to enter into agreements with merchants who will supply the products and services offered in our catalog and website.  Under these agreements, we will buy merchandise at pre-established rates or receive placement fees for inclusion of the merchant’s products in Aspire Japan programs.  Participating merchants will agree to maintain sufficient levels of inventory to satisfy customer demand and to ship all orders within 72 hours unless the merchandise is out-of-stock. To date we have not entered into any merchant agreements, yet we anticipate the agreements will likely vary in length typically from one quarter to one year. We will source and identify well known U.S. companies that could potentially work with Aspire Japan; identify the best point of contact within those organizations; evaluate interest, needs and opportunities so that Aspire Japan can approach these companies to become participating merchants. The cost of completing the stated objectives during the next twelve months is budgeted at $75,000, including $40,000 for market research.

To date we have not entered into any agreements yet we are in discussion with firms to conduct market research on behalf of Aspire Japan and estimate the cost to be approximately $40,000 to undertake this important research project for Aspire Japan which we intend to complete by September 30, 2007. These market research activities will include secondary research and a series of executive interviews with American retail firms. After reviewing the completed market research, we will then start the marketing process of finding the advertisers for our catalog publications during the third quarter of 2007. We will utilize existing funds or funds from ongoing operations, provided we have commenced operations,  to achieve this component of our plan and will not seek additional financing to complete this objective.

WEB SITE DEVELOPMENT.The Company has budgeted resources during 2007 for development of Web site and e-commerce infrastructure.  In the fourth quarter of 2007, we plan to launch our Web site, www.aspire-japan.com. Our new Web site will be Japanese consumer-friendly with a well designed home page, navigation capabilities, and an enhanced search engine which enables consumers to search and define their shopping needs. We anticipate the costs of producing our website and developing our e-commerce systems to be $75,000 during the next twelve months. We will utilize existing funds or funds from ongoing operations, provided we have commenced operations, to achieve this component of our plan and will not seek additional financing to complete this objective.

PRODUCE AND DISTRIBUTE OUR ASPIRE CATALOGS.  In the first quarter of 2008, we intend to begin distributing our Aspire catalog to a targeted group of female consumers who reside in Japan. Our Aspire catalog differs from other catalog titles in that it solely contains merchandise from American merchandise brands and is printed in Japanese. The catalog will be designed to encourage consumers to shop via the catalog and internet.

Our initial catalog will focus primarily on women’s clothing and fashion accessories from American merchandise brands. In the future we intend to add health and beauty aids, children's toys, executive gifts, educational products, gourmet cooking aids, exercise equipment, jewelry, luggage, travel aids, and home accessories from American merchants. During 2007, we intend to distribute approximately 2 million Aspire catalogs. We anticipate the costs of producing and distributing our initial 240 page catalog at a cost of $3 million, consisting of $1.9 million for production and $1.1 million for distribution of 2 million copies. We intend to utilize proceeds from the sale of catalog product listings to cover the cost of producing and distributing the catalogs. Each catalog will be limited to the sale of 200 pages of product listings  at a cost of $25,000 per page, per issue.

After the initial catalog is launched, we plan to increase the circulation of Aspire catalog by approximately 2 million copies per quarter with the total budget for producing and distribution of $3 million per distribution, consisting of $1.9 million for production and $1.1 million for distribution of 2 million copies, for the first and second quarters of 2008 for a total budget $9 million during the next twelve months. We will require additional financing to complete this objective.

ORDER PROCESSING AND CUSTOMER SERVICE OUTSOURCE.   We maintain no significant inventory, and therefore, once we receive a customer’s order, we will transmit it to the appropriate merchant who will in turn ship the merchandise directly to our logistics center. We will outsource our call volume to a company that has live operator inbound call center and service agency. We will seek a web-enabled call center with a company that can increase sales with up-sells, customer service, lead generation with surveys, e-mail response and web-based call center services beginning during the third quarter of 2007. Our goal is to provide the highest level of call center services available to our clients. We have budgeted $1,000,000during the next twelve months for this objective, with the initial expenditure of $200,000 during the third quarter of 2007 and approximately $75,000 per month each month thereafter. The in-bound sales representatives will be employees of the call center, and will not be employed by us, we forecast escalating the staffing levels up to 40 in-bound sales representatives during the first year of operations. We will require additional financing to complete this objective and potentially achieve our goal of profit, revenue and growth.

Development of Information systems and technology.  We will implement order entry, transaction-processing and fulfillment services and systems using a combination of our own proprietary technologies and commercially available licensed technologies.  As a catalog company we intend to be able to create an extensive proprietary database of customer information including customer demographics, purchasing history, and proximity to an existing or planned premium retail store. We believe our ability to effectively design and manage our marketing and promotional programs is enhanced by this rich source of information, allowing us to adjust the frequency, timing and content of each program to maximize the benefit gained. The Company’s current strategy is to spend minimal development efforts on enhancing the specialized, proprietary software that is unique to its business and to license commercially developed technology for other applications where available and required.  We will implement a Web-based system that can provide the Company with many advantages, including giving us significant flexibility in implementing marketing programs. We will utilize existing funds or funds from ongoing operations, provided we have commenced operations.., to achieve this component of our plan and will not seek additional financing to complete this objective. We intend to lease our equipment and do not anticipate the purchase or sale of any significant equipment. During the next twelve months we have budgeted $75,000 for this objective. We will require additional financing to complete this objective and potentially achieve our goal of profit, revenue and growth.

Establish additional office and fulfillment work space.  We intend to open additional office and fulfillment work spaces in Portland, Oregon and Chiba, Japan.. We have offices in California and Osaka, Japan area and plan to evaluate opportunities to strategically expand our geographic presence with 2 additional satellite office and fulfillment work spaces within the next 12 months. We intend to lease the office space and equipment and do not anticipate the purchase or sale of any significant equipment. We estimate the cost to staff and open each office to total approximately $500,000 over the next twelve months, with the amount of expenditure to set up the logistic center in Chiba, Japan to be approximately $300,000 and the expenditure to establish a logistic center in Portland, Oregon to be approximately $200,000. Beginning in the fourth quarter of 2007, we intend to open both locations.  We have not identified any specific locations or entered into any lease agreements at this time. We will require additional financing to complete this objective and potentially achieve our goal of profit, revenue and growth.

Develop an Employee and Management Team to Optimize Our Business.   We anticipate expanding our management and employee team with a focus on training and professional development for all levels of employees. We expect to increase the number of employees, including a President and Chief Financial Officer of the company and by hiring operational, administrative and sales and marketing employees once we have successfully completed our financing. We plan to hire a total of 120 employees during the next twelve months. We have not identified such employees nor had any discussions with potential candidates. This is an ongoing objective and we have not allocated any specific funds for this objective.

Legal/Accounting. The Company has embarked upon an effort to become a public company and by doing so, has incurred and will continue to incur additional significant expenses for legal, accounting and related services. Once the Company becomes a public entity, subject to the reporting requirements of the Securities Exchange Act of 1934, there will be ongoing expenses associated with the ongoing professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements. Additionally we have included in the budget the cost of developing and reviewing our corporate agreements, We anticipate the costs of Legal/Accounting to be $75,000 during the next twelve months. We will utilize existing funds or funds to achieve this component of our plan and will not seek additional financing to complete this objective.

General/Administrative. Dependant on our ability to raise additional funds and upon the execution of our business plan, we anticipate that our monthly expenses will increase to approximately $100,000 per month during the next twelve months. For the costs to be incurred for general expenses related to implementing our business plan and administrative costs for additional personnel and management. Until such time as we raise additional funds, We will utilize existing funds for our current general and administrative costs until such time that we secure additional financing to complete this objective.

The foregoing represents our best estimate of our cash needs based on current planning and business conditions.. The exact allocation, purposes and timing of any monies raised in subsequent financings may vary significantly depending upon the exact amount of funds raised and status of our business plan. Additional funds will be required to proceed with our business plan for the development and marketing of our products and services and to support the continued operation of our business.

Capital Resources and Liquidity

We are currently financing operations primarily through funds raised in private placements August 30, 2006, November 30, 2006, and April 2007. In August 2006, we completed an offering in which we raised a total of $6700.  In November 2006, we completed an offering in which we raised a total of $275,000. In April 2007, we completed an offering in which we raised $435,000.  As of April 30, 2007, we had cash of approximately $589,000.

In July 2007, we borrowed $200,000 from IR Investments, Inc. in Japan which has a one year term with and 18% APR interest and principal due at the end of the term.

We expect to satisfy our cash requirements for the next twelve months through funds raised in our private placements. During 2007, we plan to raise additional capital of $3 million for additional operating capital. We intend to raise these funds through additional private placements. We have not identified any sources of capital, lines of credit or loans at this time. Completion of our plan of operation is subject to attaining funds raised from private placements. Management believes that it will raise the funds required and we would then be able to proceed with our business plan for the development and marketing of our products and services along with the commencement of our business activities in the first quarter of 2008.

In the absence of our revenues and the absence of additional capital we may be unable to proceed with our plan of operations. We anticipate that depending on market conditions and our plan of operations, we would incur operating losses in the foreseeable future. We base this expectation, in part, on the fact that we may not be able to generate enough gross profit from our operations to cover our operating expenses. Consequently, there is substantial doubt about our ability to continue to operate as a going concern.

As reflected in the accompanying financial statements, we are in the development stage and have a negative cash flow from operations of $176,340 from inception. This raises substantial doubt about its ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to raise additional capital and implement our business plan. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

The Company has embarked upon an effort to become a public company and by doing so, has incurred and will continue to incur additional significant expenses for legal, accounting and related services. Because we are currently a reporting company, we are, and will continue to be, we are subject to the reporting requirements of the Securities Exchange Act of 1934.  As a result, there will be ongoing expenses associated with the ongoing professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements as well as costs to be incurred for (i) increased marketing and advertising to support any growth in sales for the Company; (ii) potential to hire additional personnel to manage and expand the Company's operations. Moving forward, and dependent upon the execution of our business plan, we anticipate that our monthly expenses will increase to $100,000 per month during the next twelve months.

In April 2007, we completed an offering pursuant to Section 4(2) of the Securities Act of 1933. However, at the time we undertook such offering we had not withdrawn our Form SB-2 and therefore such registration statement may be to constitute general solicitation for the concurrent private offering.  Based upon same, it is possible that this exemption will not apply to this offering. If it is determined that the shares issued pursuant to this offering do not qualify for the exemption, we will be required to offer a rescission to these shareholders. In such a case we could have a potential liability of $435,000 based on the possible rescission of 435,000 shares at $1.00 per share.

Additionally, there is considerable legal uncertainty under both federal and state securities and related laws concerning the efficacy of rescission offers and general waivers and releases with respect to barring claims that would be based on securities and related law violations. In addition, any subscriber who accepts the rescission offer does not prevent such shareholder from taking further action against us. A rescission offer may not terminate any or all potential contingent liability that we may have in connection with that share issuance. In addition, there can be no assurance that we will be able to enforce the waivers received in connection with the rescission offer to bar any claims based on allegations of fraud or other federal or state securities law violations until the applicable statutes of limitations have run. Under federal securities laws, such waivers are unenforceable. The applicable statutes of limitations vary from state to state and under federal law, the longest of which would be for up to three years from the occurrence of the violation.

In addition, the various states in which the shareholders reside could bring administrative actions against us as a result of the rescission offer. The remedies vary from state to state but could include enjoining us from further violations of the subject state law, imposing civil penalties, seeking administrative assessments and costs for the investigations or bringing suit for damages on behalf of the shareholder.

As of April 30, 2007, we had approximately $589,000. In the event that we are required to rescind these investments and repay these shareholders we might not have enough funds available to pursue our business operations unless we undertake additional financings.  This would have a significant negative impact on our ability to expand our business.

Results of Operation

The Company did not have any operating income from inception through April 30, 2007. For the quarter ended April 30, 2007, the registrant recognized a net loss of $132,056and for the period from inception through April 30, 2007, the registrant recognized a net loss of $171,674. Some general and administrative expenses during the quarter were accrued. Expenses for the quarter were comprised of costs mainly associated with legal, accounting and office and $60,000 was for marketing expense and brand development.

DESCRIPTION OF PROPERTY

We presently maintain our principal offices at an executive office located 4695 MacArthur Court, 11th Floor, Newport Beach, CA 92660 and the telephone number is (949) 798-6138. We lease this space for a monthly fee of $190 on a month to month basis from Regus Virtual Office. This fee includes 10 hours of office use per month, telephone, fax and telephone answering services. Our Chairman works at this office approximately 10 hours per month and the balance of his work is done from his home office in Osaka, Japan at no cost to the company. On June 1, 2007, we entered into an agreement with Servecorp Japan to  lease office space in Tokyo, Japan for a monthly rent of 426,000 YEN (approximately $3,500), which includes telephone answering services and light secretarial support. The term of the lease shall be 6 months, with extension permitted provided that the rent is negotiated.  The office will be located at Address: 3-6-7, Kita-Aoyama, Minato-Ku, Tokyo, Level 11, Aoyama Palacio Tower.

We believe that these locations are sufficient and adequate to operate our current business. We are currently looking for office space in Portland, Oregon, where our President and CEO, Mr. Nakajima, will be based. Currently, Mr. Nakajima is working from our Tokyo office.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On February 2, 2005, we issued 100,000 shares to Scott Raleigh for $100. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. On July 7, 2006, Scott Raleigh sold his 100,000 shares to Ken Osako, our current Chairman and CFO, for $36,000.

In addition, Mr. Osako purchased 6,410,000 shares in our August 2006 offering at $.001 per share, for an aggregate purchase price of $6,410.

Richard I. Anslow and Gregg E. Jaclin, partners at Anslow & Jaclin, LLP, legal counsel for Aspire Japan, own 25,000 shares, and 20,000 shares respectively, in Aspire Japan, Inc. Christine L. Zurich, an associate at Anslow & Jaclin, LLP owns 5,000 shares in Aspire Japan, Inc. The shares were issued on June 5, 2007 for legal services rendered.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the Over the Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we have 52 registered shareholders.

Rule 144 Shares

As of February 5, 2007 there are no shares of our common stock which are currently available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. After August 2007, the 6,700,000 shares owned by all of our shareholders who received shares pursuant to the August 30, 2006 offering will be available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. After November 30, 2007, the 275,000 shares owned by all of our shareholders who received shares pursuant to the November 30, 2006 offering will be available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed 1% of the number of shares of the company’s common stock then outstanding which, in our case, would equal approximately 70,750 shares as of the date of this prospectus.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Pursuant to the January 21, 2000 letter from the SEC and Richard Wulff from the NASD, (“Wulff-Worm letter”) the SEC and NASD determined that the shareholders of a blank check company are deemed to be “underwriters” of the securities issued. In accordance with the Wulff-Worm letter, those shareholders who received shares when the company was a blank check company are therefore ineligible to rely on Rule 144(k) or any other exemption to have shares issued to them without a restrictive legend. Accordingly, these shares can only be resold if they are registered pursuant to a registration statement filed with the SEC under the Securities Act.

Stock Option Grants

To date, we have not granted any stock options. However, pursuant to an employment agreement with Mr. Nakajima, our President and CEO, we will enter into a restricted stock option grant agreement whereby Mr. Nakajima will receive common stock in the Company. The number of shares has not yet been determined, however, the amount will be commensurate with the percentage of ownership that would be granted to an executive in a comparable position at a comparable company. The restricted stock option grant agreement shall provide that the shares will vest over 2 years with 50% of shares vesting on June 1, 2009, and the remaining 50% vesting pro rata monthly during the remaining year, with all shares to vest

Convertible Securities Grants.

To date, there is no common stock subject to outstanding warrants or any securities convertible into common stock.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

On January 22, 2007 we ended our relationship with our former auditors, Gately & Associates, LLC, Certified Public Accountants, of Altamonte Springs, Florida and hired Webb & Company, P.A., Certified Public Accountants, as our principal accountants. In connection with the audit of our financial statements for the fiscal year ended January 31, 2006, we did not have any disagreements with Gately & Associates, LLC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to their satisfaction, would have caused them to make reference to the disagreement in connection with their report. The report of Gately and Associates, LLC for the fiscal year ended January 31, 2006 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change independent auditors from Gately and Associates, LLC to Webb & Company, P.A. was approved by our Board of Directors.

EXECUTIVE COMPENSATION

 Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us from the date of our inception until the fiscal year ended January 31, 2007.

SUMMARY COMPENSATION TABLE

Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)
Kenji Osako, President , CFO, CEO, can Chairman of the Board of Directors (1)(2)	2006	$0	$0	$0	$0	$0	$0	$0	$0
	2007	$0	$0	$0	$0	$0	$0	$0	$0
Scott Raleigh, Former President and CEO (3)	2006	$0	$0	$0	$0	$0	$0	$0	$0
David Daisuke Nakajima President and CEO	2007	$53,846	$47,615	$0	$0	$0	$0	$0	$101,461

(1)	Mr. Osako was appointed as President, CFO, CEO, and Chairman of the Board on July 7, 2006. Mr. Osako stepped down as CEO and President on June 1, 2007, but remains CFO and Chairman of the Board.

(2)	David Daisuke Nakajima took over as CEO on June 1, 2007. He received $47,615 as a signing bonus, and has been receiving a biweekly salary since June 1, 2007.

(3)	Mr. Raleigh served as President from February 2, 2005 until Mr. Osako’s appointment on July 7, 2006.

Stock Option Grants

We have not granted any stock options to our executive officers since our incorporation. However, pursuant to the employment agreement with Mr. Nakajima, we will enter into a restricted stock option grant agreement whereby Mr. Nakajima will receive common stock in the Company. At the end of  September 2007, Mr. Nakajima will receive 250,000 shares.  He will receive another 250,000 shares at the end of May 2008, provided he reaches certain sales goals to be determined by the Chairman.  The restricted stock option grant agreement provides that the shares will vest over 2 years with 50% of shares vesting on June 1, 2009, and the remaining 50% vesting pro rata monthly during the remaining year, with all shares to vest no later than December 31, 2008.

Employment Agreements

We do not have an employment or consultant agreement with Mr. Kenji Osako, our Chief Financial Officer and Chairman of the Board of Directors. Mr. Osako not has received or accrued any compensation to date and has no written contract or any commitment to receive annual compensation and has agreed to forego any salary until such time as the Company has sufficient cash flow from revenues therefore and/or receives sufficient outside financing.

Director Compensation

We have provided no compensation to our directors for services provided as directors.

On June 1, 2007, we entered into an employment agreement with David Daisuke Nakajima. Mr. Nakajima will serve as our President and Chief Marketing Officer. His employment will commence June 1, 2007 and will continue for a period of 2 years. Base compensation shall be $350,000 for the first year, and will increase to $400,000 the second year. There is also an incentive plan based on Company sales and earnings. Mr. Nakajima will also receive medical and dental benefits, a housing allowance, cost of living adjustment, and tax equalization.In addition, under the Employment Agreement, we will enter into a restricted stock option grant with Mr. Nakajima whereby Mr. Nakajima will receive common stock in the Company. The number of shares has not yet been determined, however, it will be commensurate with the percentage of ownership that would be granted to an executive in a comparable position at a comparable company. The restricted stock agreement shall provide that the shares will vest over 2 years with 50% of shares vesting on June 1, 2009, and the remaining 50% vesting pro rata monthly during the remaining year, with all shares to vest no later than December 31, 2008.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders.

ASPIRE JAPAN, INC.
(a development stage company)
FINANCIAL STATEMENTS

As of April 30, 2007 (Unaudited)

Aspire Japan, Inc. (f/k/a Dream Media, Inc.)
(a development stage company)

As of April 30, 2007 (Unaudited)

CONTENTS

PAGE	F-2	BALANCE SHEET AS OF APRIL 30, 2007 (UNAUDITED)

PAGE	F-3	STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS FOR THE THREE MONTHS ENDED APRIL 30, 2007 AND 2006, AND FOR THE PERIOD FROM FEBURARY 2, 2005 (INCEPTION) TO APRIL 30, 2007 (UNAUDITED)

PAGE	F-4	STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE PERIOD FROM FEBRUARY 2, 2005 (INCEPTION) TO APRIL 30, 2007 (UNAUDITED)

PAGE	F-5	STATEMENT OF CASH FLOWS FOR THE THREE MONTHS ENDED APRIL 30, 2007 AND 2006 AND FOR THE PERIOD FROM FEBURARY 2, 2005 (INCEPTION) TO APRIL 30, 2007 (UNAUDITED)

PAGES	F-6 - F-10	NOTES TO FINANCIAL STATEMENTS

Aspire Japan, Inc. (f/k/a Dream Media, Inc.)
(a development stage company)
BALANCE SHEET
As of April 30, 2007 (Unaudited)

ASSETS

CURRENT ASSETS

Cash	$589,003
Prepaid expenses	37,168

TOTAL CURRENT ASSETS	626,171

OTHER ASSETS

Deposits	380

TOTAL ASSETS	$626,551

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable and accrued expenses	$6,115
Notes payable - related party	47,445

TOTAL CURRENT LIABILITIES	53,560

STOCKHOLDERS' EQUITY

Preferred Stock - Par value $.001;
Authorized: 50,000,000
Issued and Outstanding: none	-
Common Stock - Par value $0.001;
Authorized: 100,000,000
Issued and Outstanding: 7,610,000	7,610
Additional Paid-In Capital	819,190
Deferred Stock Compensation	(83,333)
Other Comprehensive Income (Loss)	1,198
Accumulated Deficit during development stage	(171,674)

Total Stockholders' Equity	572,991

TOTAL LIABILITIES AND EQUITY	$626,551

The accompanying notes are an integral part of these financial statements.

Aspire Japan, Inc. (f/k/a Dream Media, Inc.)
(a development stage company)
STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)

			For the period
	For the three	For the three	February 2, 2005
	months ending	months ending	(inception) to
	April 30, 2007	April 30, 2006	April 30, 2007

Revenue	$-	$-	$-

Operating Expenses

Professional Fees	10,239		36,357
Marketing Expenses	60,000		60,000
Consulting Fees	59,676		59,676
General and administrative	3,745	250	17,245

Total Operating Expenses	133,660	250	173,278

Loss from Operations	(133,660)	(250)	(173,278)

Interest Income	1,604	-	1,604

Provision for Income Taxes	-	-	-

Net Loss	(132,056)	(250)	(171,674)

Other Comprehensive Income

Foreign Currency Translation Gain	1,198	-	1,198

Comprehensive Loss	$(130,858)	$(250)	$(170,476)

Net Loss Per Share - Basic and Diluted	$(0.02)	$(0.00)

Weighted average number of shares outstanding	7,151,011	100,000
during the period - basic and diluted

The accompanying notes are an integral part of these financial statements.

Aspire Japan, Inc. (f/k/a Dream Media, Inc.)
(a development stage company)
STATEMENT OF STOCKHOLDERS' EQUITY
From inception (February 2, 2005) through April 30, 2007 (Unaudited)
							Accumulated
					Additional	Deferred	Deficit During	Other
	Preferred Stock		Common Stock		Paid In	Stock	Development	Comprehensive	Total
	Shares	Par	Shares	Par	Capital	Compensation	Stage	Income (Loss)	Equity
Stock Issued in exchange
of incorporation expenses
February 2, 2005	-	-	100,000	$100	$-		$-	$-	$100

Net Loss for the period
February 2, 2005 (inception)
to January 31, 2006	-	-	-	-	-	-	(2,225)	-	(2,225)

Balance, January 31, 2006	-	-	100,000	100	0	-	(2,225)	0	(2,125)

Stock Issued for cash on
September 15, 2006 at $0.001
per share from private placement	-	-	6,700,000	6,700	0		0	0	6,700

Stock Issued for cash on
November 6, 2006 at $1.00	-	-	275,000	275	274,725		0	0	275,000
per share from private placement

In Kind contribution	-	-	-	0	7,000		0	0	7,000

Net Loss	-	-	-	0	0	-	(37,393)	0	(37,393)

Balance, January 31, 2007	-	-	7,075,000	7,075	281,725	-	(39,618)	0	249,182

Stock Issued for cash on
April 16, 2007 at $1.00
per share from private placement			20,000	20	19,980				20,000

Stock Issued for cash on
April 18, 2007 at $1.00
per share from private placement			10,000	10	9,990				10,000

Stock Issued for cash on
April 19, 2007 at $1.00
per share from private placement			15,000	15	14,985				15,000

Stock Issued for cash on
April 20, 2007 at $1.00
per share from private placement			30,000	30	29,970				30,000

Stock Issued for cash on
April 25, 2007 at $1.00
per share from private placement			260,000	260	259,740				260,000

Stock Issued for cash on
April 26, 2007 at $1.00
per share from private placement			100,000	100	99,900				100,000

Stock Issued for Services
at $1.00 per share			100,000	100	99,900	(83,333)			16,667

In Kind contribution					3,000				3,000

Net Loss for the three months							(132,056)		(132,056)
ended April 30, 2007

Other Comprehensive Income								1,198	1,198

Total Comprehensive Loss	-	-	-	-	-	-	-	-	(130,858)

Balance, April 30, 2007	-	-	7,610,000	$7,610	$819,190	$ (83,333)	$(171,674)	$1,198	$572,991

The accompanying notes are an integral part of these financial statements.

Aspire Japan, Inc. (f/k/a Dream Media, Inc.)
(a development stage company)
STATEMENTS OF CASH FLOWS (Unaudited)

			For the period
	For the three	For the three	February 2, 2005
	months ending	months ending	(inception) to
	April 30, 2007	April 30, 2006	April 30, 2007

Cash Flows From Operating Activities:
Net Loss	$(132,056)	$(250)	$(171,674)

Adjustments to reconcile net loss to net cash used in operations
In-kind contribution	3,000	-	10,000
Stock issued for services	16,667		16,667
Stock issued for incorporation expense	-	-	100
Changes in operating assets and liabilities:
(Increase)/Decrease in Prepaid Expenses	(9,601)	-	(37,548)
Increase/(Decrease) in Accounts Pay & Accrued Exp	1,530	250	6,115

Net Cash Used In Operating Activities	(120,460)	-	(176,340)

Cash Flows From Investing Activities:	-	-

Cash Flows From Financing Activities:
Proceeds from Note Payable - related party			101,680
Repayment of Note Payable - related party	(54,235)	-	(54,235)
Proceeds from Common Stock issuance	435,000	-	716,700

Net Cash Provided by Financing Activities	380,765	-	764,145

Net Increase in Cash	260,305	-	587,805

Effect of Exchange Rate on Cash	1,198		1,198

Cash at Beginning of Period	327,500	-	-

Cash at End of Period	$589,003	$-	$589,003

Supplemental disclosure of cash flow information:

Cash paid for interest	$-	$-	$-

Cash paid for taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

Aspire Japan, Inc. (f/k/a Dream Media, Inc.)
(a development stage company)
NOTES TO FINANCIAL STATEMENTS
As of April 30, 2007 (Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

Organization

ASPIRE JAPAN, INC. (f/k/a Dream Media,, Inc.) (the Company) was incorporated on February 2, 2005 in the State of Delaware. In September 2006, the Company became actively engaged in raising capital in order to implement its business plan to deliver products from American sources directly to the Japanese consumer. The Company has not had any significant operations or activities from inception; accordingly, the Company is deemed to be in the development stage.

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in The United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information.  Accordingly, they do not include all the information necessary for a comprehensive presentation of financial position and results of operations.

It is management's opinion, however that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statements presentation.  The results for the interim period are not necessarily indicative of the results to be expected for the year.

Going Concern

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a net loss of $171,674 from inception and used cash in operations of $176,340 from inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management continues to actively seek additional sources of capital to fund current and future operations. There is no assurance that the Company will be successful in continuing to raise additional capital and establish probable or proven reserves. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Use of Estimates:

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, and disclosure of contingent liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those results.

Revenue Recognition

The Company recognizes revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements’ and No. 104, “Revenue Recognition”. In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

Cash and Cash Equivalents, and Credit Risk:

For purposes of reporting cash flows, the Company considers all cash accounts with maturities of 90 days or less and which are not subject to withdrawal restrictions or penalties, as cash and cash equivalents in the accompanying balance sheet.

The Company maintains a portion of its deposits in a financial institution that insures its deposits with the FDIC insurance up to $100,000 per depositor and deposits in excess of such insured amounts represent a credit risk to the Company. At April 30, 2007 the Company had $52,720 of cash in excess of FDIC insurance.  In addition, at April 30, 2007, the Company had total cash of $435,085 in a Japanese bank which is uninsured.

Income Taxes:

The Company utilizes the asset and liability method to measure and record deferred income tax assets and liabilities. Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. At this time, the Company has set up an allowance for deferred taxes as there is no company history to indicate the usage of deferred tax assets and liabilities.

Stock Compensation

The Company adopted SFAS No. 123R, Share-Based Payment (“SFAS 123R”), which requires all stock-based payments to employees, including grants of employee stock options, to be recognized in the financial statements  based on their fair values.   The Company accounts for stock-based compensation arrangements with nonemployees in accordance with the Emerging Issues Task Force Abstract No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services. The Company records the expense of such services to employees and non employees based on the estimated fair value of the equity instrument using the Black-Scholes pricing model.

 Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments including accounts payable and loans and notes payable approximate fair value due to the relatively short period to maturity for this instrument.

Foreign Currency Translation

The functional currency of the Company is the United States Dollar.  The financial statements of the Company are translated to United States dollars using year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses.  Capital accounts are translated at their historical exchange rates when the capital transaction occurred.  Net gains and losses resulting from foreign exchange translations are included in the statements of operations ands stockholders’ equity as other comprehensive income (loss).

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140", to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis.

SFAS No. 155 amends SFAS No. 140, "Accounting for the Impairment or Disposal of Long-Lived Assets", to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of this statement did not have  a material effect on the Company's financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006. The adoption of this statement did not have  a material effect on the Company's future reported financial position or results of operations.

In June 22, 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109”. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement did not have  a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement did not have a material effect on the Company's future reported financial position or results of operations.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

NOTE 2 - RELATED PARTY TRANSACTIONS

During the year ending January 31, 2007, the Company received $101,680 from a related party officer and director.  The amount is due in July 2007 and is non-interest bearing (See Note 3).

During the period ending April 30, 2007, the Company repaid $54,235 of the note payable to the related party officer and director..

NOTE 3 - NOTES PAYABLE -RELATED PARTY

During the year ending January 31, 2007, the Company received $101,680 from a related party officer and director.  The Company repaid $54,235 of the note during the quarter ending April 30, 2007 resulting in a balance of $47,445. The balance is due in July 2007 and is non-interest bearing (See Note 2).

NOTE 4 - SHAREHOLDERS' EQUITY

Common and Preferred Stock:

Preferred stock includes 50,000,000 shares authorized at a par value of $0.001, of which none are issued or outstanding.

During 2005, the Company issued 100,000 shares for the amount of $100 ($0.001 per share) in exchange of the incorporation expenses for the Company.

During September 2006, the Company issued 6,700,000 shares of common stock at ($0.001 per share) in a private placement offering exempt from registration with the U.S. Securities Act of 1933 for a total value of $6,700.

During November 2006, the Company undertook a private placement issuance, Regulation D Rule 506 offering of 275,000 shares of common stock for a value of $275,000 ($1.00 per share). The Company believes this offering is exempt from registration with the US Securities and Exchange Commission.

 During April 2007, the Company undertook a private placement issuance, Regulation D Rule 506 offering of 435,000 shares of common stock for a value of $435,000 ($1.00 per share). The Company believes this offering is exempt from registration with the US Securities and Exchange Commission.

During April 2007, the Company issued 100,000 shares of common stock valued at a recent cash offering price of $100,000 or $1.00 per share to a consultant for providing strategic planning services.  The Company is amortizing the value of the shares over the contract period of six months.  As of April 30, 2007, the Company recorded an expense of $16,667 and deferred compenseation of $83,333 related to the consulting agreement.

In-Kind Contribution of Compensation

During the year ended January 31, 2007, the Company recorded $7,000 as in-kind contribution of salary for services provided by its president.

During the quarter ended April 30, 2007, the Company recorded $3,000 as in-kind contribution of salary for services provided by its president

NOTE 5 - COMMITMENTS AND CONTINGENCIES

During January 2007, the Company entered into a twelve month office lease expiring December 31, 2007. The lease requires monthly payments of $190.

On February 6, 2007 the Company signed an agreement with a consultant for investor relations services for a period of one year at $6,700 per month plus expenses.

Effective April 1, 2007, the Company entered into an agreement for strategic planning services for a period of six months.  The agreement calls for a monthly fee of $5,000 and the issuance of 100,000 shares of common stock. (See Note 4)

NOTE 6 - SUBSEQUENT EVENTS

During June, 2007 the Company entered into an agreement with an executive referral service for the hiring of the new President and Chief Marketing Officer.  This agreement calls for a one time fee of $100,000 due in June.

On June 1, 2007, the Company entered into a two-year employment agreement with a new President and Chief Marketing Officer.  The agreement calls for a  $47,615 signing bonus and base compensation of $350,000 for the first year, and $400,000 the second year. The agreement also calls for bonuses of up to 33% of base compensation based on financial targets to be determined by the Board of Directors.  The new Officer  will also receive medical and dental benefits, a housing allowance of $10,000 per month plus cost of living adjustments, and tax equalization. In addition,  the agreement calls for a $50,000 termination payment upon termination of the officer under certain conditions.  Also under the Employment Agreement, the Company will enter into a restricted stock option grant with the new Officer whereby he will receive common stock in the Company. The restricted stock agreement shall provide that the shares will vest over 2 years with 50% of shares vesting on June 1, 2009, and the remaining 50% vesting pro rata monthly during the remaining year. As of the date of this report, the number of options to be issued has not been determined.

On June 1, 2007, the Company entered into a two-year employment agreement with a new Executive Vice President.  The agreement calls for a $17,500 signing bonus and base compensation of $150,000 for the first year, and  $160,000 the second year.  The agreement also calls for bonuses of up to 33% of base compensation based on financial targets to be determined by the Board of Directors.  The new Executive will also receive medical and dental benefits.

During June 22, 2007 the Company issued 50,000 shares of common stock for legal services.  The shares were valued at  $50,000 or $1.00 per share based on a recent cash offering price.

On June 1, 2007, the Company entered into a six month office lease in Tokyo, Japan.  The lease requires monthly payments of approximately $3,500 per month.

DREAM MEDIA, INC.( f/k/a 511410, Inc)

(A DEVELOPMENT STAGE COMPANY)

As of January 31, 2007

PAGE	F-12	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGE	F-13	BALANCE SHEET AS OF JANUARY 31, 2007

PAGE	F-14	STATEMENT OF OPERATIONS FOR THE YEAR ENDED JANUARY 31, 2007, THE PERIOD FROM FEBRUARY 2, 2005 (INCEPTION) TO JANUARY 31, 2006 AND THE PERIOD FROM FEBRUARY 2, 2005 (INCEPTION) TO JANUARY 31, 2007

PAGE	F-15	STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY FOR THE PERIOD FROM FEBRUARY 2, 2005 (INCEPTION) TO JANUARY 31, 2007.

PAGE	F-16	STATEMENT OF CASH FLOWS FOR THE YEAR ENDED JANUARY 31, 2007, THE PERIOD FROM FEBRUARY 2, 2005 (INCEPTION) TO JANUARY 31, 2006 AND THE PERIOD FROM FEBRUARY 2, 2005 (INCEPTION) TO JANUARY 31, 2007.

PAGES	F-17 - F-21	NOTES TO FINANCIAL STATEMENTS

11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:

Dream Media, Inc. (f/k/a 511410, Inc.)

(A Development Stage Company)

We have audited the accompanying balance sheet of Dream Media, Inc. (f/k/a 511410, Inc.) (A Development Stage Company) as of January 31, 2007, and the related statements of operations, changes in shareholder’s equity and cash flows for the year ended January 31, 2007, the period from February 2, 2005 (inception) to January 31, 2006 and the period from February 2, 2005 (inception) to January 31, 2007.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Dream Media, Inc. (f/k/a 511410, Inc.) (A Development Stage Company) as of January 31, 2007 and the results of its operations and its cash flow for the year ended January 31, 2007, for the period from February 2, 2005 (inception) to January 31, 2006 and the period February 2, 2005 (inception) to January 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has a net loss of $39,618 and used cash in operations of $55,880 for the period from February 2, 2005 (inception) to January 31, 2007.  This raises substantial doubt about its ability to continue as a going concern.  Management’s plans concerning this matter are also described in Note 1.  The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEBB & COMPANY, P.A.

Boynton Beach, Florida

May 15, 2007

DREAM MEDIA, INC. (f/k/a 511410, INC.)
(a development stage company)
BALANCE SHEET
As of January 31, 2007

ASSETS

CURRENT ASSETS

Cash	327,500
Prepaid expenses	27,947

TOTAL ASSETS	$355,447

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable and accrued expenses	$4,585
Notes payable - related party	101,680

TOTAL LIABILITIES	$106,265

STOCKHOLDERS' EQUITY

Preferred Stock - Par value $.001;
Authorized: 50,000,000
Issued and Outstanding: none	-
Common Stock - Par value $0.001;
Authorized: 100,000,000
Issued and Outstanding: 7,075,000	7,075
Additional Paid-In Capital	281,725
Accumulated Deficit during development stage	(39,618)

Total Stockholders' Equity	249,182

TOTAL LIABILITIES AND EQUITY	$355,447

The accompanying notes are an integral part of these financial statements.

DREAM MEDIA, INC. (f/k/a 511410, INC.)
(a development stage company)
STATEMENT OF OPERATIONS

		For the period	For the period
	For the year	February 2, 2005	February 2, 2005
	ending	(inception) to	(inception) to
	January 31, 2007	January 31, 2006	January 31, 2007

Revenue	$-	$-	$-

Operating Expenses
Professional fees	23,893	2,225	26,118
General and administrative	13,500	-	13,500

Total Operating Expenses	37,393	2,225	39,618

Loss from Operations	(37,393)	(2,225)	(39,618)

Provision for Income Taxes	-	-	-

Net Loss	$(37,393)	$(2,225)	$(39,618)

Net Loss Per Share - Basic and Diluted	$(0.01)	$(0.02)

Weighted average number of shares outstanding	2,679,589	100,000
during the period - basic and diluted

The accompanying notes are an integral part of these financial statements.

DREAM MEDIA, INC. (f/k/a 511410, INC.)
(a development stage company)
STATEMENT OF STOCKHOLDERS' EQUITY
From inception (February 2, 2005) through January 31, 2007
						Accumulated
					Additional	Deficit During
	Preferred Stock		Common Stock		Paid In	Development	Total
	Shares	Par	Shares	Par	Capital	Stage	Equity

Stock Issued in exchange
of incorporation expenses
February 2, 2005	-	-	100,000	$100	$-		$100

Net Loss for the period
February 2, 2005 (inception)
to January 31, 2006	-	-	-	-	-	(2,225)	(2,225)

Balance, January 31, 2006	-	$-	100,000	$100	$-	$(2,225)	$(2,125)

Stock Issued for cash on
September 15, 2006 at $0.001
per share from private placement	-	-	6,700,000	$6,700	$-		$6,700

Stock Issued for cash on
November 6, 2006 at $1.00	-	-	275,000	275	274,725		$275,000
per share from private placement

In Kind contribution					7,000		$7,000

Net Loss	-	-	-	-	-	(37,393)	(37,393)

Balance, January 31, 2007	-	$-	7,075,000	$7,075	$281,725	$(39,618)	$249,182

The accompanying notes are an integral part of these financial statements.

DREAM MEDIA, INC. fka 511410, INC.
(a development stage company)
STATEMENTS OF CASH FLOWS

		For the period	For the period
	For the year	February 2, 2005	February 2, 2005
	ending	(inception) to	(inception) to
	January 31, 2007	January 31, 2006	January 31, 2007

Cash Flows From Operating Activities:
Net Loss	$(37,393)	$(2,225)	$(39,618)

Adjustments to reconcile net loss to net cash used in operations
In-kind contribution	7,000	-	7,000
Stock issued for incorporation expense	-	100	100
Changes in operating assets and liabilities:
Increase in Prepaid expense	(27,947)	-	(27,947)
Increase in Accounts Payable and accrued expenses	2,460	2,125	4,585

Net Cash Used In Operating Activities	(55,880)	0	(55,880)

Cash Flows From Investing Activities:	-	-	-

Cash Flows From Financing Activities:
Proceeds from Note Payable - related party	101,680	-	101,680
Proceeds from Common Stock issuance	281,700	-	281,700

Net Cash Provided by Financing Activities	383,380	-	383,380

Net Increase in Cash	327,500	-	327,500

Cash at Beginning of Period	-	-	-

Cash at End of Period	$327,500	$-	$327,500

Supplemental disclosure of cash flow information:

Cash paid for interest	$-	$-	$-

Cash paid for taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

Dream Media, Inc. ( f/k/a 511410, Inc)
(a development stage company)
NOTES TO FINANCIAL STATEMENTS
As of January 31, 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

Organization

DREAM MEDIA, INC. (f/k/a 511410, Inc.) (the Company) was incorporated on February 2, 2005 in the State of Delaware. In September 2006, the Company became actively engaged in raising capital in order to implement its business plan to deliver products from american sources directly to the Japanese consumer. The Company has not had any significant operations or activities from inception; accordingly, the Company is deemed to be in the development stage.

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a net loss of $39,618 and used cash in operations of $55,880 for the period from February 2, 2005 (inception) to January 31, 2007. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management continues to actively seek additional sources of capital to fund current and future operations. There is no assurance that the Company will be successful in continuing to raise additional capital and establish probable or proven reserves. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Use of Estimates:

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, and disclosure of contingent liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those results.

Revenue Recognition

The Company recognizes revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements’ and No. 104, “Revenue Recognition”. In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

Property and Equipment:

Property and equipment purchased by the Company are recorded at cost. Depreciation is computed by the straight-line method based upon the estimated useful lives of the respective assets. Expenditures for repairs and maintenance are charged to expense as incurred as are any items purchased which are below the Company's capitalization threshold of $1,000.

For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from accounts, and any related gain or loss is reflected in income for the period.

Cash and Cash Equivalents, and Credit Risk:

For purposes of reporting cash flows, the Company considers all cash accounts with maturities of 90 days or less and which are not subject to withdrawal restrictions or penalties, as cash and cash equivalents in the accompanying balance sheet.

The portion of deposits in a financial institution that insures its deposits with the FDIC up to $100,000 per depositor in excess of such insured amounts are not subject to insurance and represent a credit risk to the Company. At January 31, 2007 the Company had $250,000 of cash in excess of FDIC insurance.

Foreign Currency Translation and Transactions:

The Company's functional currency is the US dollar. No material translations or transactions have occurred. Upon the occurrence of such material transactions or the need for translation adjustments, the Company will adopt Financial Accounting Standard No. 52 and other methods in conformity with Generally Accepted Accounting Principles.

Income Taxes:

The Company utilizes the asset and liability method to measure and record deferred income tax assets and liabilities. Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. At this time, the Company has set up an allowance for deferred taxes as there is no company history to indicate the usage of deferred tax assets and liabilities.

Fair Value of Financial Instruments:

The Company's financial instruments may include cash and cash equivalents, short-term investments, accounts receivable, accounts payable and liabilities to banks and shareholders. The carrying amount of long-term debt to banks approximates fair value based on interest rates that are currently available to The Company for issuance of debt with similar terms and remaining maturities. The carrying amounts of other financial instruments approximate their fair value because of short-term maturities.

Earnings Per Share:

Basic earnings per share ("EPS") is computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period as required by the Financial Accounting Standards Board (FASB) under Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Shares". Diluted EPS reflects the potential dilution of securities that could share in the earnings. As of January 31, 2007 and 2006 there were no common share equivalents outstanding.

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140", to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis.

SFAS No. 155 amends SFAS No. 140, "Accounting for the Impairment or Disposal of Long-Lived Assets", to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109”. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for period ending after November 15, 2006. The Company is currently evaluating the impact of adopting SAB No. 108 but does not expect that it will have a material effect on its financial statements.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

NOTE 2 - RELATED PARTY TRANSACTIONS

During the year ending January 31, 2007, the Company received $101,680 from a related party officer and director. The amount is due in July 2007 and is non-interest bearing (See Note 4).

NOTE 3 - INCOME TAXES

As of January 31, 2007, the Company has a net operating loss carryforward of approximately $32,618 available to offset future taxable income through 2027. The valuation allowance at January 31, 2006 was $757. The net change in the valuation allowance for the period ended January 31, 2007 was an increase of $10,334.

NOTE 4 - NOTES PAYABLE -RELATED PARTY

During the year ending January 31, 2007, the Company received $101,680 from a related party officer and director. The amount is due in July 2007 and is non-interest bearing (See Note 2).

NOTE 5 - SHAREHOLDERS' EQUITY

Common and Preferred Stock:

Preferred stock includes 50,000,000 shares authorized at a par value of $0.001, of which none are issued or outstanding.

During 2005, the Company issued 100,000 for the amount of $100 ($0.001 per share) in exchange of the incorporation expenses for the Company.

During September 2006, the Company issued 6,700,000 shares of common stock at ($0.001 per share) in a private placement offering exempt from registration with the U.S. Securities Act of 1933 for a total value of $6,700.

During November 2006, the Company undertook a private placement issuance, Regulation D Rule 506 offering, of 275,000 shares of common stock for a value of $275,000 ($1.00 per share). The Company believes this offering is exempt from registration with the US Securities and Exchange Commission.

In-Kind Contribution of Compensation

During the year ended January 31, 2007, the company recorded $7,000 as in-kind contribution of salary for services provided by its president.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

During January 2007, the Company entered into a twelve month office lease expiring December 31, 2007. The lease requires monthly payments of $190.

NOTE 7 - SUBSEQUENT EVENTS

On February 6, 2007 the Company signed an agreement with a consultant for investor relations services for a period of one year at $6,700 per month plus expenses.

During February, 2007, the Company entered into an agreement with a consultant to provide strategic planning services. The agreement calls for a payment of $11,500 for the consulting services.

In March 2007, the company repaid $56,500 of the note payable to a related party.

In April 2007, 435,000 shares of common stock were issued for cash proceeds of $435,000 ($1.00 per share).

 ASPIRE, INC.
1,010,000 Shares Common Stock

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section of the Delaware Statutes provides for the indemnification of officers, directors, employees, and agents. A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$42.98
Federal Taxes	$0.00
State Taxes and Fees	$0.00
Transfer Agent Fees	$5,000.00
Accounting fees and expenses	$5,000.00
Legal fees and expenses	$10,000.00
Blue Sky fees and expenses	$0.00
Miscellaneous	$0.00
Total	$20,042.98

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

 ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On February 2, 2005, we issued 100,000 shares to Scott Raleigh for $100. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered.

We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Scott Raleigh had the necessary investment intent as required by Section 4(2) since he agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction. On July 7, 2006, Scott Raleigh sold his 100,000 shares to Ken Osako for $36,000, pursuant to a stock purchase agreement and pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.

On August 30, 2006, we issued 6,700,000 shares of our common stock to the following shareholders pursuant to an offering at $.001 per share for a total of $6,700. Such shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”).

Fujii, Katsutoshi	2,000
Hase, Yasuichi	2,000
Hasegawa, Ikuko	2,000
Ichise, Sachiko	2,000
Kajiki, Naohumi	2,000
Kondo, Chikako	2,000
Kondo, Harumi	2,000
Kotani, Kyoko	2,000
Kurosawa, Hideaki	50,000
Leonard, Chad	2,000
Maehara, Daisuke	2,000
Matsuo, Michiyo	2,000
Matsuo, Yusuke	2,000
Miyashita, Minuro	25,000
Nagasawa, Atsuhiko	2,000
Osako, Kenji	6,410,000
Osako, Sachiyo	2,000
Osako, Shingo	2,000
Prieto, Hector	50,000
Shigeyosi, Atsushi	2,000
Suenaga,,Yasunori	125,000
Tamura, Nobuko	2,000
Tani, Mikiko	2,000
Watanabe, Minuoru	2,000
Yonemura, Hideaki	2,000

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On November 30, 2006, we issued 275,000 shares of our common stock to the following shareholders pursuant to an offering at $1.00 per share for a total of $275,000. Such shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”).

Kishimoto, Ranko	25,000
Kobayashi, Mineko	25,000
Kondo, Harumi	25,000
Miyashita, Minoru	25,000

Naito, Kazuko	25,000
Naito, Masaru	25,000
Nakai, Yayoi	25,000
Uchida, Kami	25,000
Watanabe, Taeko	25,000
Yamada, Kimiko	25,000
Yoshii, Yoriko	25,000

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On April 30, 2007, we issued 435,000 shares of our common stock to the following shareholders at $1.00 per share for a total of $435,000. Such shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”).

Fukudome, Kayoko	10,000
Ikeda, Ritsuko	15,000
Irie, Keiko	50,000
Irie, Shoko	115,000
Irie, Yukiko	50,000
Kajiki, Naomi	10,000
Kotani, Kyoko	25,000
Oma, Yuriko	30,000
Oshima, Yasutaka	10,000
Shinkawa, Miharu	30,000
Shiraishi, Yayoi	15,000
Takita, Chizuko	10,000
Umemori, Hisako	40,000
Yasuda, Kazuo	10,000
Yoshino, Masako	15,000

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

We issued the following shares on June 4, 2007 as compensation for services rendered: 100,000 shares to Global Business Resources, Inc. for consulting services, and 25,000 shares to Richard I. Anslow, 20,000 shares to Gregg E. Jaclin, and 5,000 shares to Christine L. Zurich for legal services rendered.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities. In all of these offerings, the potential investors had access to the kind of information normally provided in a prospectus. At the time of receipt of the common stock for all of these offerings, each investor was sophisticated and had sufficient knowledge and experience in financial and business matters to allow him to evaluate the merits and risks of the investment. No general solicitation or advertising occurred in connection with any of these offerings.

ITEM 27. EXHIBITS.

EXHIBIT
NUMBER	DESCRIPTION

3.1	Articles of Incorporation***
3.2	By-Laws***
4.1	Specimen Stock Certificate***
5.1	Opinion of Anslow & Jaclin, LLP***
10.1	Stock Purchase Agreement between Ken Osako and Scott Raleigh*
10.2	Lease Agreement between Dream Media and Regus Virtual Office***
10.3	Lease Agreement between Aspire Japan and Serve Corp.
10.4	Employment Agreement between the Company and David Daisuke Nakajima **
10.5	Restricted Stock Agreement between the Company and David Daisuke Nakajima
23.1	Consent of Webb & Company, PA ***
23.2	Consent of Counsel, as in Exhibit 5.1 ***

* Filed as an exhibit to the Form 8-K filed with the SEC on July 7, 2006
** filed as an exhibit to the Form 8-K filed with the SEC on June 1, 2006
*** filed as an exhibit to the Form SB-2 Registration Statement filed with the SEC on June 14, 2007

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a) Rule 415 Offering Undertaking:

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to he purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (Sec. 230.424);

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b) Rule 430A under the Securities Act undertaking:

The undersigned registrant hereby undertakes:

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (Sec. 230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:

(1) If the small business issuer is relying on Rule 430B (ss.230.430B of this chapter):

(i) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) (ss.230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (ss.230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (ss.230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2) If the small business issuer is subject to Rule 430C (ss.230.430C of this chapter), include the following: Each prospectus filed pursuant to Rule 424(b)(ss.230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss.230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Newport Beach, State of California on August 27, 2007.

By:	/s/ Kenji Osako
KENJI OSAKO
Chief Financial Officer, Principal Accounting Officer, and Chairman of the Board of Directors

By:	/s/ David Daisuke Nakajima
David Daisuke Nakajima
President, Chief Executive Officer, Chief Marketing Officer, and Director

POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Kenji Osako true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

By:	/s/ Kenji Osako	Chief Financial Officer
	Kenji Osako	Principal Accounting Officer and
Chairman of the Board of Directors

By:	/s/ David Daisuke Nakajima	President, CEO, Chief Marketing Officer, and Director
David Daisuke Nakajima

Dated: August 27, 2007